March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 1

Exhibit 99.1

Extra Space Storage Inc. Reports Results for the Fourth Quarter and Year-Ended December 31, 2004

SALT LAKE CITY, Utah, March 15, 2005 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the quarter and year ended December 31, 2004. These are the first full quarter results produced by the Company since its Initial Public Offering (“IPO”) on August 17, 2004. The reported balance sheets, statements of operations and cash flows are a combination of the operating results of the Company’s predecessor (the “Predecessor”) prior to the consummation of the Company’s IPO and various formation transactions, and the operating results of the Company from August 17 to December 31, 2004.

Highlights

•	The Company completed an IPO and listed its common shares on the New York Stock Exchange. In addition, the Company completed all of the formation transactions as outlined in the prospectus for the IPO, including the acquisition of 29 properties for approximately $168 million.

•	Operating performance remained solid with year-on-year and quarter-on-quarter increases in both revenue and net operating income on a same-store comparison.

•	The Company completed the acquisition of four self-storage facilities with a cash purchase price of $25.5 million during the quarter.

•	On November 11, 2004, the Company declared a regular quarterly dividend of $0.2275 per share, representing an annualized dividend of $0.91 per share.

Kenneth M. Woolley, chairman and chief executive officer, stated, “The fourth quarter was our first full quarter as a public company and we are pleased with our year-on-year performance. We continued our consistent property performance and rounded off the year with some new acquisitions. Our business is growing and we look forward to sharing more useful and comparable information with investors over future quarters as we continue as a public company.”

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 2

The results for the quarter and year-ended December 31, 2004 include the operations of 147 properties, 128 of which were consolidated and 19 of which were held in joint ventures accounted for using the equity method, compared to the results for the quarter and year ended December 31, 2003, which included the operations of 94 properties, 57 of which were consolidated and 37 of which were in joint ventures accounted for using the equity method. Results for the quarter and year-ended December 31, 2004 include the results of six properties in which the Company did not own any interest and one where the Company sold its joint venture interest in 2004. The properties were consolidated as a result of guarantees and/or puts for which the Company was liable. Five of the six properties were deconsolidated on August 16, 2004 upon the release of all guarantees and puts, and the other property was deconsolidated on December 31, 2004. Results for both periods also include equity in earnings of real estate joint ventures, third-party management fees, acquisition fees and development fees. In addition, the Company’s 2004 operating results reflect the inclusion of a $3.5 million loss on debt extinguishments.

Completion of Initial Public Offering and Formation Transactions

On August 17, 2004, the Company completed its IPO through the sale of 20,200,000 shares of the Company’s common stock at $12.50 per share. The offering raised $252.5 million before deducting underwriting discounts and expenses. On September 1, 2004, the Company’s underwriters exercised their right to purchase an additional 3,030,000 shares at $12.50 per share, which provided additional gross proceeds of $37.9 million. Since the commencement of the IPO, the Company has completed each of the formation transactions outlined in the prospectus dated August 11, 2004.

Operating Results for the Quarter Ended December 31, 2004:

Revenues for the quarter ended December 31, 2004 were $22.9 million compared to $9.6 million for the quarter ended December 31, 2003. Contributing to the increase in revenues for the fourth quarter was the acquisition of 34 stabilized properties during the third and fourth quarters of 2004, continued occupancy gains from the Company’s and the Predecessor’s lease-up properties and increased rental revenues from existing customers.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 3

The net loss for the quarter ended December 31, 2004 was $317,000 compared to a net loss for the quarter ended December 31, 2003 of $8.1 million. The decrease in net loss was due to the buy-out of various joint venture partners, the acquisition of 34 stabilized properties as well as continued occupancy gains in lease-up properties and rental increases from existing customers. These increases were partially offset by additional amortization, depreciation and interest expense related to customer relationship intangibles on the properties that were purchased in the quarter.

Operating Results for the Year Ended December 31, 2004:

Revenues for the year ended December 31, 2004 were $66.0 million compared to $36.3 million for the year ended December 31, 2003, an increase of 81.9%. The increase in revenues for the year was primarily due to the acquisition of 44 stabilized properties as well as continued occupancy gains in lease-up properties and rental increases from existing customers and the buyout of certain joint venture interest (previously accounted for on the equity method of accounting).

The net loss was for the year ended December 31, 2004 was $18.5 million compared to a net loss of $17.9 million for the year ended December 31, 2003. The increase in net loss was due primarily to additional interest, depreciation and amortization expense related to the 44 properties that were purchased in 2004 and the buyout of certain joint venture interest (previously accounted for on the equity method of accounting).

Portfolio Results:

Same store portfolio: Our same-store stabilized portfolio consists of 31 properties wholly owned by the Predecessor or the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property-level operating changes without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 4

	Company	Predecessor		Company	Predecessor		Company	Predecessor
	Quarter Ended December 31,		Percent Change	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2004	2003		2004	2003		2003	2002
	Dollars in thousands			Dollars in thousands			Dollars in thousands
Same-store rental revenues	$5,768	$5,571	3.5%	$22,597	$21,861	3.4%	$21,861	$21,518	1.6%
Same-store operating expenses	1,952	1,781	9.6%	7,385	7,189	2.7%	7,189	6,660	7.9%

Non same-store rental revenues	16,341	3,432	376.2%	40,059	11,193	257.9%	11,193	7,293	53.5%
Non same-store operating expenses	6,978	2,142	225.8%	18,681	7,669	143.6%	7,669	4,980	54.0%

Total rental revenues	22,109	9,003	145.6%	62,656	33,054	89.6%	33,054	28,811	14.7%
Total operating expenses	8,930	3,923	127.6%	26,066	14,858	75.4%	14,858	11,640	27.6%

Properties included in same-store	31	31		31	31		31	31

Same-store stabilized revenues and net operating income for the quarter ended December 31, 2004, reflecting a portfolio of 31 wholly-owned properties, increased 3.5% and 0.7% respectively compared to the fourth quarter of 2003. Expenses were up 9.6% in the quarter primarily due to increases in property taxes and insurance. For the year ended December 31, 2004 as compared to the year ended December 31, 2003, the Company achieved a 3.4% increase in same-store revenues, and a 3.7% increase in net operating income. Expenses increased 2.7%, mainly due to increases in property taxes and insurance.

Kenneth M. Woolley stated: “We are pleased with the performance of our same-store properties for both the quarter and for the year. Our stores saw an upswing in revenue during the last two quarters of 2004, and we are optimistic about our prospects in 2005. The industry will continue to be competitive, but I think our internal initiatives position us well to take advantage of the improving environment for the self-storage industry. We look forward to increasing revenue and strategically growing through acquisition and development.”

Common Contingent Share (“CCS”) and Common Contingent Unit (“CCU”) Property Performance: As described in the Company’s Prospectus for its IPO, upon the achievement of certain levels of net operating income with respect to 14 of the Company’s pre-stabilized properties, the Company’s CCSs and the Company’s operating partnership’s CCUs will convert into additional shares of common stock and operating partnership units, respectively, beginning, with the quarter ending March 31, 2006. The average occupancy of these 14 properties as of December 31, 2004 was 57.5% compared to 36.4% at December 31, 2003. The table below outlines the performance of these properties for the quarter and year ended December 31, 2004 and 2003, respectively.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 5

	Company	Predecessor		Company	Predecessor		Company	Predecessor
	Quarter Ended December 31,		Percent Change	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2004	2003		2004	2003		2003	2002
	Dollars in thousands			Dollars in thousands			Dollars in thousands
CCS/CCU rental revenues	$1,805	$1,088	65.9%	$6,043	$3,043	98.6%	$3,043	$923	229.6%
CCS/CCU operating expenses	1,134	956	18.6%	4,606	3,097	48.7%	3,097	1,196	159.1%

Non CCS/CCU rental revenues	20,304	7,915	156.5%	56,613	30,011	88.6%	30,011	27,888	7.6%
Non CCS/CCU operating expenses	7,796	2,967	162.7%	21,460	11,761	82.5%	11,761	10,444	12.6%

Total rental revenues	22,109	9,003	145.6%	62,656	33,054	89.6%	33,054	28,811	14.7%
Total operating expenses	8,930	3,923	127.6%	26,066	14,858	75.4%	14,858	11,640	27.6%

Properties included in CCS/CCU	14	13		14	13		13	8

Revenues for the quarter ended December 31, 2004 increased 65.9% as compared to the quarter ended December 31, 2003. Expenses for the quarter ended December 31, 2004 increased 18.6%. Revenues for the year ended December 31, 2004 increased 98.6% as compared to the quarter ended December 31, 2003. Expenses for the year ended December 31, 2004 increased 48.7%.

Fourth Quarter Property Acquisitions:

The Company acquired four properties during the quarter ending December 31, 2004. The properties are located in New Jersey and Pennsylvania and were purchased for an aggregate of $25.5 million in cash

Commenting on these acquisitions, Mr. Woolley noted: “We are pleased to complete the purchase of these properties. They compliment our existing portfolio of properties located in high-income, high-density population centers. We feel that we can continue to grow through acquisition due to the volume of potential deals our acquisition team is currently pursuing.”

Fourth Quarter Dividend Declared

On November 11, 2004, the Company announced its fourth quarter common stock dividend of $0.2275 per share. The dividend was paid on December 31, 2004 to shareholders of record as of December 15, 2004. The dividend payment was calculated based on an annual dividend of $0.91 per share.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 6

Financial Flexibility:

On October 4, 2004, the Company completed a reverse interest rate swap with U.S. Bank National Association relating to the Company’s existing $61.8 million loan with Wachovia Bank, N.A. This amount is included in the Company’s variable rate debt calculation.

As of December 31, 2004, the total fixed rate debt to total debt is approximately 59.1%. The weighted average interest rate was 4.70% for fixed rate loans and 4.19% for variable rate loans. The total weighted average interest rate of all fixed and variable rate loans was 4.52%. The Company had $63.5 million available on its line of credit of which $39.0 million is drawn as of December 31, 2004.

Kent Christensen, senior vice president and chief financial officer noted: “We feel that our financing structure positions us well and gives us the flexibility and buying power to execute on our plans for growth.”

Outlook

For the year ended December 31, 2004, the Company witnessed continued year-on-year revenue growth and a consistent level of occupancy. California and Florida remained top performing markets, while Pennsylvania continued to lag. The Company also achieved occupancy and revenue growth in Massachusetts reversing the negative trend of previous quarters. Revenue growth in this market was obtained through a combination of increased rental rates for existing customers, the retention of occupancy at its stabilized properties and increases in occupancy at lease-up properties. Discounts decreased substantially in the quarter ended December 31, 2004 as compared to the same period in 2003.

Conditions in most of the Company’s markets have improved during the third and fourth quarters of 2004, and have continued to improve during the first two months of 2005. Because of these improving conditions, the Company expects year-on-year same store revenue and net operating income growth for its stabilized portfolio to accelerate during 2005 over the rate achieved in 2004. Overall the Company expects the rate of net operating income growth to be between 4.0% and 5.0% for these properties.

With respect to the 29 lease up properties, including the 14 CCS and CCU properties, the Company expects continued growth in revenues and occupancy with a number of these properties achieving full stabilization during 2005. The CCS and CCU properties as a whole reached their revenue and leasing targets for the year 2004. However, six of these properties underperformed their revenue and leasing targets during the fourth quarter of 2004. These six properties are expected to continue to lag previous estimates for the year 2005. Consequently, the Company believes it is unlikely that any CCS or CCU’s will be converted into common shares or operating partnership units until at a minimum June 30, 2006, or possibly as late as September 30, 2006.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 7

Mr. Woolley stated: “We are generally pleased with the performance of our lease-up properties, especially with the increases in revenue. We have seen modest growth, and we look forward to executing on several initiatives that will give us greater occupancy and revenue growth in 2005.”

The Company also expects to grow through strategic acquisition in 2005. Despite continued low cap rates and increased competition, the Company is optimistic that it will meet its acquisition goals in 2005.

The following table sets forth additional information regarding the occupancy of stabilized properties by state as of December 31, 2004.

Stabilized Property Data Based on Location

Location	Number of Properties	Company	Pro forma	Company	Pro forma	Company	Pro forma
		Number of Units at December 31,		Net Rentable Square Feet at December 31,		Square Foot Occupancy Rate % at December 31,
		2004(1)	2003	2004(2)	2003	2004	2003
Wholly-Owned Properties
Arizona	1	480	480	57,630	57,630	95.7%	84.1%
California	18	11,149	11,175	1,158,070	1,166,967	87.4%	88.1%
Colorado	4	1,809	1,801	233,130	231,608	81.1%	82.8%
Florida	14	9,398	9,394	942,636	941,656	91.9%	87.7%
Georgia	5	2,687	2,688	357,205	357,228	82.8%	83.1%
Louisiana	2	1,411	1,411	147,900	147,900	85.8%	90.0%
Massachusetts	19	9,662	9,538	1,055,250	1,042,613	79.7%	79.3%
Missouri	2	811	808	97,817	97,517	83.7%	89.8%
Nevada	1	463	460	57,100	56,500	89.1%	90.1%
New Hampshire	1	623	623	72,600	72,600	86.9%	91.6%
New Jersey	12	9,399	9,391	935,031	933,836	86.1%	86.1%
New York	1	1,270	1,270	59,000	58,526	77.9%	87.5%
Pennsylvania	5	2,762	2,749	320,919	315,226	82.3%	86.2%
South Carolina	4	2,088	2,090	246,969	246,969	86.9%	88.7%
Texas	7	4,289	4,287	464,606	463,143	82.0%	85.2%
Virginia	1	551	551	73,310	73,310	92.8%	78.6%
Utah	1	551	551	72,750	72,750	77.7%	79.5%

Total Wholly Owned Properties	98	59,403	59,267	6,351,923	6,335,979	85.3%	85.4%

Properties Held in Joint Ventures
California	7	3,850	3,851	400,064	400,363	88.4%	87.3%
New Hampshire	2	801	801	83,675	83,675	86.9%	87.1%
New Jersey	2	1,726	1,737	166,805	166,845	81.3%	81.3%
New York	2	1,519	1,515	137,574	136,919	88.4%	83.7%

Total Properties Held in Joint Ventures	13	7,896	7,904	788,118	787,802	86.7%	85.4%

Total Stabilized Properties	111	67,299	67,171	7,140,041	7,123,781	85.4%	85.4%

(1)	Represents unit count as of December 31, 2004 which may differ from December 31, 2003 unit count due to unit conversions or expansions.
(2)	Represents net rentable square feet as of December 31, 2004 which may differ from December 31, 2003 net rentable square feet due to unit conversions or expansions.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 8

The following table sets forth additional information regarding the occupancy of our lease-up properties by state as of December 31, 2004.

Lease-up Property Data Based on Location

Location	Number of Properties	Company	Pro forma	Company	Pro forma	Company	Pro forma
		Number of Units at December 31,		Net Rentable Square Feet at December 31,		Square Foot Occupancy Rate % at December 31,
		2004(1)	2003	2004(2)	2003	2004	2003
Wholly-Owned Properties
California	4	2,347	2,319	276,547	267,622	69.6%	51.2%
Connecticut	2	1,360	1,377	123,390	62,990	60.9%	51.0%
Illinois	2	1,133	1,140	144,515	145,315	56.0%	40.1%
Massachusetts	6	3,485	3,511	372,280	377,505	53.2%	39.0%
Maryland	1	923	925	138,230	144,980	78.2%	82.2%
New Jersey	4	3,335	3,334	275,298	275,348	72.1%	47.6%
New York	3	2,522	2,522	198,110	207,821	76.1%	61.4%
Pennsylvania	2	1,472	1,473	174,709	186,154	79.4%	82.7%

Total Wholly Owned Properties	24	16,577	16,601	1,703,079	1,667,735	67.1%	54.3%

Properties Held in Joint Ventures
California	2	1,412	1,412	151,295	150,415	86.0%	67.6%
New Jersey	1	664	664	58,650	58,650	87.1%	71.0%
New York	1	656	657	60,020	60,070	78.9%	74.4%
Pennsylvania	1	916	916	73,125	73,125	76.4%	73.9%

Total Properties Held in Joint Ventures	5	3,648	3,649	343,090	342,260	82.9%	70.7%

Total Lease-up Properties	29	20,225	20,250	2,046,169	2,009,995	69.7%	57.1%

(1)	Represents unit count as of December 31, 2004 which may differ from December 31, 2003 unit count due to unit conversions or expansions.
(2)	Represents net rentable square feet as of December 31, 2004 which may differ from December 31, 2003 net rentable square feet due to unit conversions or expansions.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 9

The following table sets forth information regarding unaudited pro forma income and funds from operation (“FFO”) for the year ended December 31, 2004. This table includes all acquisition properties as if they were purchased January 1, 2004. All numbers are in thousands except for share and per share amount.

	Historic	Pro forma	Pro forma	Pro forma
	Year Ended 12/31/2004 (1)	Property Acquisitions (2)	Other Adjustments (3)	Year Ended 12/31/2004
Revenues:
Property rental	$62,656	$22,606	$—	$85,262
Management fees	1,651			1,651
Acquisition and development fees	1,200			1,200
Other income	464			464

Total revenues	65,971	22,606	—	88,577

Expenses:
Property operations	26,066	8,458		34,524
Unrecovered development/acquisition costs and support payments	739			739
General and administrative	12,465			12,465
Depreciation and amortization	15,552		5,500	21,052

Total Expenses	54,822	8,458	5,500	68,780

Income before interest expense, loss on debt extinguishments, minority interests and equity in earnings of real estate ventures	11,149	14,148	(5,500)	19,797
Interest expense	(28,491)		5,182	(23,309)
Loss on debt extinguishments	(3,523)		3,523	—
Minority interest - Fidelity preferred return	(3,136)		3,136	—
Minority interest - Operating Partnership	113		(113)	—
(Income) loss allocated to other minority interests	2,290		(2,290)	—
Equity in earnings of real estate ventures	1,387		(254)	1,133

Loss before gain on sale of real estate assets	(20,211)	14,148	3,684	(2,379)

Gain on sale of real estate assets	1,749	—	—	1,749

Net loss	$(18,462)	$14,148	$3,684	$(630)

Funds From Operations Calculation:
Net Loss				$(630)
Real estate depreciation				15,496
Amortization of intangibles				5,094
Joint Venture real estate depreciation				467
Gain on sale of real estate assets				(1,749)

FFO (4)				$18,678

Shares outstanding as of December 31, 2004 (5)				33,900,000

FFO Per Share				$0.5510

(1)	Represents historical income statement as reported in Form 10K for the year ended December 31, 2004.
(2)	Represents unconsolidated revenues and operating expenses for the 66 properties that were acquired in 2004.
(3)	Represents other adjustments necessary to properly report pro forma results as follow: Depreciation - represents unconsolidated depreciation for the 66 acquisition properties adjusted for purchase price. Interest - represents adjustment necessary to properly report interest based on debt outstanding at December 31, 2004 as if it had been outstanding the whole year. Minority interest - removes all minority interests based on ownership at December 31, 2004. Equity in earnings - removes earnings previously recognized on properties that were purchased in 2004 and adjust ownership percents to December 31, 2004 numbers.
(4)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operation performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
(5)	Shares outstanding include Common Shares of 31,169,950 and Operating Partnership Units of 2,730,050. This assumes the conversion of all the Operating Partnership Units into Common Shares.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 10

The following table sets forth pro forma revenue per occupied net rentable square foot. This table includes all acquisition properties as if they were purchased January 1, 2004.

	Year-ended December 31, 2004	Nine months ended September 30, 2004
Pro forma Total Revenue Per Occupied Square Foot
Stabilized Properties	$13.83	$13.46
Lease Up Properties	$11.69	$11.08

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 11

The following table sets forth information regarding actual quarterly income and FFO for the quarter ended December 31, 2004. All numbers are in thousands except for share and per share amount.

Quarter Ended December 31, 2004
Revenues:
Property rental	$22,109
Management fees	322
Acquisition and development fees	551
Other income	(34)

Total revenues	22,948

Expenses:
Property operations	8,930
Unrecovered development/acquisition costs and support payments	56
General and administrative	3,317
Depreciation and amortization	4,729

Total Expenses	17,032

Income before interest expense, minority interests and equity in earnings of real estate ventures	5,916

Interest expense	(6,549)
Minority interest - Operating Partnership	(100)
Loss allocated to other minority interests	126
Equity in earnings of real estate ventures	290

Loss before gain on sale of real estate assets	(317)

Gain on sale of real estate assets	—

Net loss	$(317)

Funds from operations calculation:
Net Loss	$(317)
Real estate depreciation	2,775
Amortization of intangibles	1,774
Joint Venture real estate depreciation	89
Less:
Minority interest - Operating Partnership	100

FFO (1)	$4,421

Shares outstanding as of December 31, 2004 (2)	33,900,000

FFO Per Share	$0.1304

(1)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operation performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
(2)	Shares outstanding include Common Shares of 31,169,950 and Operating Partnership Units of 2,730,050. This assumes the conversion of all the Operating Partnership Units into Common Shares.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 12

Forward Looking Statements:

When used within this document, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects,” and similar expressions are intended to identify “forward-looking statements” within the meaning of Section 27-A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions and in the markets in which the Company operates:

•	the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•	the Company’s ability to effectively compete in the industry in which it does business;

•	difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability;

•	the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s expense and reduce the Company’s cash available for distribution;

•	difficulties in raising capital at reasonable rates, which could impede the Company’s ability to grow; and

•	delays in the development and construction process, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

The Company disclaims any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 13

Conference Call

Extra Space Storage Inc. will host a conference call at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) on Tuesday, March 15, 2005 to discuss fourth quarter and year-end fiscal year 2004 results.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties at http://audioevent.mshow.com/214144 or at Extra Space Storage’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to either website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the website. In addition, a replay of the call will be available via telephone for 14 business days, beginning two hours after the call. To listen to the call, in the U.S., please dial 800-642-1687 and international the number is 706-645-9291. Enter access code 4050959.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 14

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a real estate investment trust that owns and operates 140 self-storage properties in 20 states. The Company’s properties comprise more than 87,500 units, 9 million square feet rented by over 70,000 tenants. Additional Extra Space Storage information is available at www.extraspace.com.

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For Information:
James Overturf	William Coffin
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(818) 789-0100

- Financial Tables Follow -

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 15

Extra Space Storage Inc

Consolidated Statements of Operations

(Dollar in thousands, except per share data)

	Company	Predecessor	Company	Predecessor	Predecessor
	Quarter Ended December 31, 2004	Quarter Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Revenues:
Property rental	$22,109	$9,003	$62,656	$33,054	$28,811
Management fees	322	413	1,651	1,935	2,018
Acquisition and development fees	551	98	1,200	654	922
Other income	(34)	64	464	618	635

Total Revenues	22,948	9,578	65,971	36,261	32,386

Expenses:
Property operations	8,930	3,923	26,066	14,858	11,640
Unrecovered development/acquisition costs and support payments	56	3,430	739	4,937	1,938
General and administrative	3,317	2,428	12,465	8,297	5,916
Depreciation and amortization	4,729	2,219	15,552	6,805	5,652

Total Expenses	17,032	12,000	54,822	34,897	25,146

Income before interest expense, loss on debt extinguishments, minority interests and equity in earnings of real estate ventures	5,916	(2,422)	11,149	1,364	7,240

Interest expense	(6,549)	(5,270)	(28,491)	(18,746)	(13,894)
Loss on debt extinguishments	—	—	(3,523)	—	—
Minority interest - Fidelity	—	(1,062)	(3,136)	(4,132)	(3,759)
Minority interest - Operating Partnership	(100)	—	113	—	—
Loss allocated to other minority interests	126	435	2,290	1,431	(100)
Equity in earnings of real estate ventures	290	176	1,387	1,465	971

Loss before gain on sale of real estate assets	(317)	(8,143)	(20,211)	(18,618)	(9,542)

Gain on sale of real estate assets	—	—	1,749	672	—

Net loss	$(317)	$(8,143)	$(18,462)	$(17,946)	$(9,542)

Preferred return earned on Class B, C, and E units	—	(1,262)	(5,758)	(5,336)	(4,525)
Loss on early redemption of Fidelity minority interest	—	—	(1,478)	—	—

Net loss attributable to common shareholders	$(317)	$(9,405)	$(25,698)	$(23,282)	$(14,067)

Basic loss per share (1)	$(0.01)	$(2.27)	$(1.68)	$(5.62)	$(3.84)
Diluted loss per share (1)	$(0.01)	$(2.27)	$(1.68)	$(5.62)	$(3.84)

Weighted average basic shares outstanding	31,169,950	4,141,959	15,282,725	4,141,959	3,665,743
Weighted average diluted shares outstanding	31,169,950	4,141,959	15,282,725	4,141,959	3,665,743

(1)	The basic and diluted loss per share does not include the potential effects of the CCS’s and CCUs as such securitites would not have participated in earnings for any of the periods presented. These securities will not participate in distributions until they are converted, which cannot occur prior to March 31, 2006.

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 16

Extra Space Storage Inc

Consolidated Balance Sheets

(Dollar in thousands, except per share data)

	Company	Predecessor
	December 31,
	2004	2003
Assets:
Real estate assets:
Net operating real estate assets	$694,936	$274,434
Real estate under development	1,963	79,940

Net real estate assets	696,899	354,374

Investments in real estate ventures	6,182	8,438
Cash and cash equivalents	24,329	11,746
Restricted cash	4,430	1,558
Receivables from related parties	2,501	2,066
Other assets, net	14,143	5,569

Total assets	$748,484	$383,751

Liabilities, Minority Interests, Redeemable Units and Members’ and Shareholders’ Equity (Deficit):
Lines of credit	$39,000	$18,921
Notes payable	433,977	254,887
Accounts payable and accrued expenses	3,444	2,318
Payables to related parties	—	24,824
Putable preferred interests in consolidated joint ventures, net	—	33,434
Other liabilities	7,003	5,276

Total liabilities	483,424	339,660

Minority interest in Operating Partnership	21,453	—
Redeemable minority interest - Fidelity	—	17,966
Other minority interests	—	4,424

Redeemable Class C Units	—	11,208
Redeemable Class E Units	—	14,900

Commitments and contingencies

Members’ and shareholders’ equity (deficit):
Class A Units	—	5,226
Class B Units	—	48,274
Note receivable from Centershift	—	(4,493)
Preferred Stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $0.01 par value, 200,000,000 shares authorized, 31,169,950 shares issued and outstanding at December 31, 2004	312	—
Paid-in capital	347,883	—
Accumulated deficit	(104,588)	(53,414)

Total members’ and shareholders’ equity (deficit)	243,607	(4,407)

Total liabilities, minority interests, redeemable units and members’ and shareholders’ equity (deficit)	$748,484	$383,751

March 15, 2005	Extra Space Storage Inc. Fourth Quarter and Year ended December 31, 2004 Earnings Results	Page 17

Extra Space Storage Inc

Consolidated Statements of Cash Flows

(Dollars in thousands, except per share data)

	Company	Predecessor
	For the year ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(18,462)	$(17,946)	$(9,542)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15,552	6,805	5,652
Amortization of discount on putable preferred interests in consolidated joint ventures	1,088	1,311	554
Minority interest - Fidelity preferred return	3,136	4,132	3,759
Income (loss) allocated to other minority interests	(2,403)	(1,431)	100
Member units granted to employees	1,205	—	—
Gain on sale of real estate assets	(1,749)	(672)	—
Distributions of cumulative earnings from real estate ventures	493	802	1,885
Accrued interest on advances to Centershift	—	(310)	(126)
Increase (decrease) in cash due to changes in:
Receivables from related parties	(2,573)	1,068	(4,227)
Other assets	1,330	927	1,903
Accounts payable	2,020	(1,312)	(2,199)
Payables to related parties	—	174	300
Other liabilities	(5,795)	(2,074)	3,554

Net cash provided by (used in) operating activities	(6,158)	(8,526)	1,613

Cash flows from investing activities:
Acquisition of real estate assets	(245,717)	—	(4,745)
Development and construction of real estate assets	(19,487)	(62,632)	(60,688)
Proceeds from sale of real estate assets	7,896	6,241	—
Investments in real estate ventures	(793)	(144)	(2,973)

Payments from (advances to) Centershift and Extra Space Development	3,562	(1,798)	(2,259)
Purchase of equipment	(1,575)	(798)	(158)
Increase in cash resulting from de-consolidation of real estate assets and distribution of equity ownership in Extra Space Development and other properties	424	428	1,263
Change in restricted cash	(5,608)	(503)	311

Net cash used in investing activities	(261,298)	(59,206)	(69,249)

Cash flows from financing activities:
Proceeds from line of credit and notes payable	418,154	106,323	86,567
Payments on line of credit and notes payable	(325,917)	(61,613)	(38,749)
Deferred financing costs	(8,393)	(420)	(1,194)
Payments on other liabilities	(15)	(113)	(172)
Net advances from (payments to) related parties and putable preferred interests in consolidated joint ventures	(35,627)	15,628	24,905
Member contributions	19,691	16,715	6,000
Return paid on Class B, C and E member units	(7,181)	(1,451)	(1,069)
Redemption of units	(19,129)	(2,226)	(600)
Minority interest investments	8,086	3,040	6,536
Minority interest distributions	(30)	(566)	(13,967)
Distributions to Operating Partnership unit holders	(935)	—	—
Proceeds from issuance of common shares, net	264,475	—	—
Dividends paid on common stock	(10,560)	—	—
Minority interest investment (redemption) by Fidelity	(15,558)	—	709
Preferred return paid to Fidelity	(7,022)	(2,300)	(2,103)

Net cash provided by financing activities	280,039	73,017	66,863

Net increase (decrease) in cash and cash equivalents	12,583	5,285	(773)
Cash and cash equivalents, beginning of the year	11,746	6,461	7,234

Cash and cash equivalents, end of the year	$24,329	$11,746	$6,461